Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

INTRODUCTION

On May 1, 2024 (the Closing date), Clearwater Paper Corporation (the Company), a Delaware corporation and Graphic Packaging International, LLC (“GPK”), a wholly owned subsidiary of Graphic Packaging Holding Company completed the transaction contemplated by the Asset Purchase Agreement (APA) dated February 20, 2024. Pursuant to the Purchase Agreement, on the Closing Date, the Company acquired certain assets of GPK’s consumer packaging business operating out of GPK’s paperboard mill and associated facility in Augusta, Georgia composed of the manufacturing, marketing and/or sale of paperboard produced at the Mill Facility (Augusta). On the Closing Date, the Company paid $700 million plus an adjustment for wood inventory and other assets, totaling approximately $710.6 million.
The unaudited pro forma condensed combined financial information of the Company, which has been prepared using the acquisition method of accounting for business combinations in accordance with Article II of the Securities and Exchange Commission with the Company as the acquirer, is based upon the historical financial statements of the Company and Augusta and does not reflect any of the synergies and cost reductions that may result from the Transaction. In addition, this unaudited pro forma condensed combined financial information does not include any transition costs, restructuring costs or other one-time charges that may be incurred in connection with integrating the operations of the Company and Augusta.

The unaudited pro forma condensed combined financial statements of the Company are based on certain assumptions and adjustments by management of the Company as discussed in the accompanying Notes to Unaudited Pro Forma Condensed Combined financial information and do not purport to reflect what the Company’s actual results of operations and financial position would have been had the Transaction in fact occurred (i) as of January 1, 2023 (in the case of the unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2023 and for the three months ended March 31, 2024) and (ii) as of March 31, 2024 (in the case of the unaudited pro forma condensed combined balance sheet as of March 31, 2024), nor are they indicative of the results of operations that the Company may achieve in the future.

In creating the unaudited pro forma condensed combined financial statements, the adjustments to the historical financial statements were purchase accounting adjustments including both transaction and associated financing costs, which include adjustments necessary to allocate the purchase price to the tangible and intangible assets and liabilities of the Company based on their preliminary estimated fair values.

Exhibit 99.3
Pro Forma Condensed Combined Balance Sheet (Unaudited)
As of March 31, 2024

	Historical
(In millions)	Clearwater Paper	Augusta	Proforma Adjustments[1]		Condensed Combined Proforma
Assets
Current assets:
Cash and cash equivalents	$55.2	$—	$—		$55.2
Receivables, net	173.1	32.0	(32.0)	e	173.1
Inventories, net	327.8	89.3	7.6	a	424.7
Other current assets	20.2	4.8			25.0
Total current assets	576.2	126.1	(24.4)		677.9
Property, plant and equipment, net	983.1	427.4	182.4	b	1,592.9
Goodwill and intangibles	41.0	80.5	(64.2)	c	57.3
Other assets, net	79.4	10.7	1.3	d	91.4
Total assets	$1,679.7	$644.7	$95.1		$2,419.5
Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$0.9	$0.6	$3.6	d	$5.1
Accounts payable and accrued liabilities	300.6	58.1	(50.9)	e	307.8
Total current liabilities	301.4	58.7	(47.3)		312.9
Long-term debt	442.3	8.9	716.6	d	1,167.8
Liability for pension and other postretirement employee benefits	55.1	—	—		55.1
Deferred tax liabilities and other long-term obligations	196.3	82.5	(71.3)	e	207.5
Total liabilities	995.2	150.1	598.0		1,743.3
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	—	—	—		—
Net parent investment		494.6	(494.6)	f	—
Additional paid-in capital	13.5	—	—		13.5
Retained earnings	701.7	—	(8.3)	g	693.4
Accumulated other comprehensive loss, net of tax	(30.7)	—	—		(30.7)
Total stockholders’ equity	684.5	494.6	(502.9)		676.2
Total liabilities and stockholders' equity	$1,679.7	$644.7	$95.1		$2,419.5
1 See Note 3

The accompanying notes are an integral part of these condensed combined financial statements.

Exhibit 99.3
Pro Forma Condensed Combined Statement of Operations (Unaudited)
Twelve Months Ended December 31, 2023

	Historical
(In millions, except share and per share amounts)	Clearwater Paper	Augusta	Proforma Adjustments[1]		Condensed Combined Proforma
Net sales	$2,082.8	$614.8	$—		$2,697.6
Costs and expenses:
Cost of sales	1,752.0	508.7			2,260.7
Selling, general and administrative expenses	148.3	24.0	(2.8)	c	169.5
Other operating charges, net	5.3	—			5.3
Total operating costs and expenses	1,905.7	532.7	(2.8)		2,435.6
Income from operations	177.1	82.1	2.8		262.0
Interest expense, net	(30.0)	(0.8)	(64.8)	d	(95.6)
Debt retirement costs	(3.1)	—			(3.1)
Other non-operating (expense) income	0.1	0.1			0.2
Income before income taxes	144.2	81.4	(62.0)		163.5
Income tax provision (benefit)	36.4	18.5	(15.5)	h	39.4
Net income	$107.7	$62.9	$(46.5)		$124.1

Net income per common share:
Basic	$6.39				$7.36
Diluted	$6.30				$7.26

Average shares of common stock used to compute net income per share (in thousands):
Basic	16,863				16,863
Diluted	17,091				17,091
1 See Note 3

The accompanying notes are an integral part of these condensed combined financial statements.

Exhibit 99.3

Pro Forma Condensed Combined Statement of Operations (Unaudited)
Three Months Ended March 31, 2024

	Historical
(In millions, except share and per share amounts)	Clearwater Paper	Augusta	Proforma Adjustments[1]		Condensed Combined Pro forma
Net sales	$496.2	$125.1	$—		$621.3
Costs and expenses:
Cost of sales	421.6	124.4			546.0
Selling, general and administrative expenses	36.2	5.7	(0.7)	c	41.2
Other operating charges, net	7.9	0.3			8.2
Total operating costs and expenses	465.8	130.4	(0.7)		595.5
Income from operations	30.4	(5.3)	0.7		25.8
Interest expense, net	(6.5)	(0.2)	(16.2)	d	(22.9)
Other non-operating (expense) income	0.3	—			0.3
Income before income taxes	24.2	(5.5)	(15.5)		3.2
Income tax provision (benefit)	7.0	(1.2)	(3.9)	h	1.9
Net income (loss)	$17.2	$(4.3)	$(11.6)		$1.3

Net income (loss) per common share:
Basic	$1.03				$0.08
Diluted	$1.02				$0.08

Average shares of common stock used to compute net income (loss) per share (in thousands):
Basic	16,607				16,607
Diluted	16,895				16,895
1 See Note 3

The accompanying notes are an integral part of these condensed combined financial statements.

Exhibit 99.3

Note 1. BASIS OF PRO FORMA PRESENTATION
These unaudited pro forma condensed combined financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and present the pro forma results of operations and the pro forma financial position of the combined company based upon historical financial information after giving effect to the Transaction and adjustments described in these footnotes. Certain footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations.
The unaudited pro forma condensed combined financial statements are presented for informational purposes only. These unaudited pro forma condensed combined financial statements are not indicative of the results of operations that would have been achieved had the Transaction actually taken place at the dates indicated and do not purport to be indicative of future financial position or operating results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements described below.
The pro forma condensed combined balance sheet was prepared by combining the historical consolidated balance sheet data as of March 31, 2024 of Clearwater Paper and Augusta, assuming the combination had occurred on March 31, 2024. The pro forma statement of operations for the twelve months ended December 31, 2023 have been prepared by combining the statements of operations for that period, assuming the combination had occurred on January 1, 2023. The pro forma statement of operations for the three months ended March 31, 2024 have been prepared by combining the statements of operations for that period, assuming the combination had occurred on January 1, 2023
The Transaction will be accounted for using the acquisition method of accounting. The Transaction is accounted for such that Clearwater Paper is treated as the acquirer and Augusta as the acquired company. Under the acquisition method, the transaction value is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. Any excess of the transaction value over the estimated fair value of the net assets acquired (including both tangible and identifiable intangible assets) is allocated to goodwill.
The unaudited pro forma condensed combined financial statements and purchase price allocations have been prepared based on available information and preliminary estimates and assumptions that management believes are reasonable. However, the allocation of the transaction value has not been finalized and the actual adjustments to our unaudited proforma condensed combined financial statements will depend on a number of factors, including additional information available and the net assets on the closing date of the Transaction. Accordingly, there can be no assurance that the final allocation of the purchase price will not differ from the preliminary allocation reflected in the unaudited pro forma condensed combined financial statements.
The unaudited pro forma combined financial statements do not include any transition costs, restructuring costs or other one-time charges that may be incurred in connection with integrating the operations of Clearwater Paper and Augusta. In addition, synergies and cost reductions that may result from the transaction have not been reflected in the unaudited pro forma combined financial statements.

Note 2. PRELIMINARY TRANSACTION ALLOCATION
The $710.6 million estimated Transaction value was allocated to assets acquired and liabilities assumed based on their preliminary estimated fair values. A preliminary allocation of the Transaction value has been made to major categories of assets and liabilities in the accompanying unaudited pro forma condensed combined financial statements based on estimates.
The final purchase price allocation is dependent on, among other things, the finalization of asset and liability valuations. This final valuation will be based on the actual net tangible and identifiable intangible assets that existed as of the closing date of the Transaction. Any final adjustment will change the allocations of Transaction value, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial information, including a change to goodwill and a change to the amortization of tangible and identifiable intangible assets. The actual allocation of Transaction value and its effect on results of operations may differ from the pro forma amounts included herein. The excess of the purchase price or transaction value over the net tangible and identifiable intangible assets acquired and liabilities assumed has been allocated to goodwill.

Exhibit 99.3

The preliminary allocation of the Transaction value is as follows (in millions):

Total estimated transaction value	$710.6
$710.6
Preliminary allocation of Transaction value:
Property, plant and equipment	$609.8
Inventories	96.9
Other net liabilities (a)	(2.9)
Financing lease	(9.5)
Goodwill	16.3
Total estimated fair value of net assets	$710.6

(a) Includes prepaid expenses, certain accounts payable and other long term assets and liabilities. At date of acquisition, it was assumed that the book value of these items approximated fair market value.

Note 3. PRO FORMA ADJUSTMENTS FOR THE TRANSACTION
The unaudited pro forma combined financial statements give effect to the Transaction described in Note 2 as if it had occurred on March 31, 2024 for purposes of the unaudited pro forma condensed combined balance sheet and January 1, 2023 for purposes of the unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2023 and for the three month ended March 31, 2024. The unaudited pro forma condensed combined statement of operations does not include any material or future non-recurring charges that will arise as a result of the Transaction described in Note 2. There are no material adjustments related to the conformity of accounting principles between entities. Adjustments in the unaudited pro forma combined financial statements are as follows:
a. Represents a $7.6 million step-up in inventory basis to fair value of inventories acquired in the combination. The pro forma combined statement of operations does not reflect the impact on cost of sales of an increase of $7.6 million to the estimated purchase accounting adjustment to value inventories at estimated selling prices less the sum of costs of disposal and a reasonable profit allowance for the selling effort. The amount is directly related to the combination and is not expected to have a continuing impact on operations.
b. The step-up to fair value for property, plant and equipment acquired in the combination was $182.4 million. This adjustment of $182.4 million will be depreciated on a straight-line basis over the remaining useful life of the respective assets, which ranges from 3 years to 20 years. The impact to depreciation expense was de minims due to the valuation step up being offset by increased useful lives.
c. This adjustment eliminates the pre-existing goodwill and intangible assets of $80.5 million as of March 31, 2024 and eliminated amortization expense recognized in the year ended December 31, 2023 of $2.8 million and for the three months ended March 31, 2024 of $0.7 million. Additionally, as a result of the transaction, goodwill was recognized equal to $16.3 million. Goodwill is deemed to have an indefinite life.
d. The acquisition was paid for with additional debt totaling $730.0 million. The amount shown on the balance sheet is reduced by the related unamortized debt costs. Additional debt fees incurred associated with the line of credit is shown as an addition to Other Assets on the balance sheet. The pro forma interest expense adjustment was $64.8 million for the year ended December 31, 2023 and $16.2 million for the three months ended March 31, 2024. This reflects the weighted average interest rates (8.6%) as of the date of the acquisition plus additional amortization of the associated deferred debt costs.
e. This adjustment eliminates asset and liabilities not assumed in the transaction, including receivables, certain accounts payable and accrued liabilities and deferred taxes.
f. This eliminates GPK’s Net parent investment in Augusta of $494.6 million.

Exhibit 99.3
g. This adjustment of $8.3 million represents fees related to the Transaction. This amount is not included in the proforma Statements of Operations for either the year end December 31, 2023 or the three months ended March 31, 2024 as the amount is directly related to the combination and is not expected to have a continuing impact on operations.
h. This adjustment reflects the income tax benefit based upon the additional interest expense and reduction of amortization on intangibles not acquired at the Company’s blended statutory U.S. Federal and State tax rates of 25%. The rate used is not necessarily indicative of of the effective tax rate following the transaction which could be materially different depending upon post-acqusition activities.

No effects of future adjustments which may occur have been estimated for purposes of pro forma condensed combined statements of operations.